DURABLE POWER OF ATTORNEY
                        EFFECTIVE UPON EXECUTION

NOTICE:   THE POWERS GRANTED BY THIS DOCUMENT ARE BROAD AND
SWEEPING. THEY ARE EXPLAINED IN THE DURABLE POWER OF ATTORNEY ACT, SUBTITLE P, TITLE 2, TEXAS ESTATES CODE. THIS DOCUMENT DOES NOT AUTHORIZE ANYONE TO MAKE MEDICAL AND OTHER HEALTH CARE DECISIONS
FOR THE PRINCIPAL. THIS POWER OF ATTORNEY MAY BE REVOKED AT ANY TIME. IF YOU WANT YOUR AGENT TO HAVE THE AUTHORITY TO SIGN HOME EQUITY
LOAN DOCUMENTS ON YOUR BEHALF, THIS POWER OF ATTORNEY MUST BE
SIGNED BY YOU AT THE OFFICE OF THE LENDER, AN ATTORNEY AT LAW, OR A
TITLE COMPANY.

       You should select someone you trust to serve as your agent.
Unless you specify otherwise, generally the agent's authority will continue until:

         (1)      you die or revoke the power of attorney;
       	 (2) your agent resigns, is removed by court order, or is unable to act for you; or
         (3)      a guardian is appointed for your estate.

       I, Milton Boniuk, live in Houston, Texas. I appoint Debra Ann Boniuk and David Jon Boniuk, acting jointly, as my agents to act for me in any lawful way with respect to all of the following powers, except for any I have crossed out below. However, if either of such persons dies, becomes incapacitated, resigns, or refuses to act, the one remaining shall be entitled to continue to act as agent.

                  Real Property Transactions;
                  Tangible Personal Property Transactions;
                  Stock and Bond Transactions;
                  Commodity and Option Transactions;
                  Banking and Other Financial Institution Transactions; Business Operating Transactions;
                  Insurance and Annuity Transactions;
                  Estate, Trust, and Other Beneficiary Transactions; Claims and Litigation;
                  Personal and Family Maintenance;
                  Benefits from Social Security, Medicare, Medicaid,
		or Other Governmental Programs or Civil or Military
		Services;
                  Retirement Plan Transactions;
                  Tax Matters; and
                  Digital Assets and the Content of an Electronic
		Communication.

IF NO POWER LISTED ABOVE IS CROSSED OUT, THIS DOCUMENT SHALL BE CONSTRUED
 AND INTERPRETED AS A GENERAL POWER OF ATTORNEY AND MY AGENT SHALL HAVE THE POWER AND AUTHORITY TO PERFORM OR UNDERTAKE ANY ACTION I COULD PERFORM OR UNDERTAKE IF I WERE PERSONALLY PRESENT.

I.       Additional Specific Powers

A. Gift; My agent shall have the power to make gifts of my property, both real and personal, for the benefit of the natural or known objects of my bounty and to or for any one or more organizations to which contributions are then deductible under Sections 170(0) and 2522(a) of the Internal Revenue Code of 1986, as amended.

Any such gift may be made outright, in trust (whether such trust is then in existence or is established by my agent), or in any other manner deemed advisable by my agent. However, the gifts made to or for my agent in any calendar year under this power of attorney must not exceed the annual federal gift tax exclusion applicable that year (currently $16,000).
In addition, my agent shall not have the power to make gifts to or for another individual during any calendar year in excess of the annual federal gift tax exclusion applicable that year.

B. Trust for My Benefit. My agent shall have the power to transfer any of my property to a revocable or irrevocable trust I created for my own benefit. In addition, my agent may establish
(and, if permitted, amend) a revocable or irrevocable trust for my benefit, upon such terms and for such purposes as my agent determines are in my best interest and consistent with my estate plan then in existence, and may transfer any of my property to such a trust.

C. Insurance and Retirement Plans. My agent shall have the power to designate or change the beneficiary of an insurance contract, annuity contract or retirement plan, except that an agent may be a named beneficiary of the contract or plan or an extension, renewal, or substitute for the contract or plan only to the extent the agent was a beneficiary named under a contract or plan before this Power of Attorney became effective.

D. Ratification and General Grant of Power. I hereby ratify and confirm all that my agent may do pursuant to this Power of Attorney. I recognize that powers of attorney are sometimes strictly construed and it is not my intention by listing the above enumerated powers to limit the power and authority of my agent. In addition to the above enumerated powers, except as specifically provided above, my agent is authorized and empowered, for me and in my name, to do any and every act and exercise any and every power that I might or could do or exercise through any other person and that my agent shall deem proper or advisable. I intend to vest in my agent a full and universal power of attorney.

II. Other Powers of Attornev. The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of powers of attorney by me in favor of persons other than those named herein.

III. Reliance on Affidavit of Lack of Knowledge of Termination of Power. My agent may execute an affidavit stating that he did not have actual knowledge of revocation of this Power of Attorney by reason of my death, the qualification of a guardian of my estate, divorce, marriage annulment, or pursuant to the following
Paragraph at the time he exercised this Power of Attorney, and such affidavit shall be conclusive proof as between my agent and another person of my agents lack of actual knowledge of the revocation of this Power of Attorney.

IV. Revocation. I agree and represent to those dealing with my agent
that this Power of     Attorney may be voluntarily revoked only by written
revocation recorded in the Official Public Records of Real Property
(Deed Records) of Harris County, Texas. Revocation of this Power of
 Attorney is not effective as to a third party until the third party receives actual notice of the revocation.

Agreement as to Third Party Reliance. I agree that any third party who receives a copy of this Power of Attorney may act under it.

VI. Indemnities. I agree to indemnify the third party for any claims that arise against the third party because of reliance on this Power of Attorney. I authorize my agent to indemnify and hold harmless any third party who accepts and acts under this Power of Attorney.

VII. Self-Dealing and Exculpation. My agent may enter into any transaction authorized by this Power of Attorney despite the fact that another party to such transaction may be my agent
(or a person related thereto) acting individually or in some other capacity. My agent shall be released and held harmless for any action taken under this Power of Attorney or for failing to take any action as my agent if such act or omission is done in good faith and without gross negligence.

VIII. Effective Date. This Power of Attorney shall be effective immediately. It is not affected by my subsequent disability or incapacity and shall remain effective in the event of my disability or incapacity.


         Signed this 22nd day of December, 2022

                          /s/   Milton Boniuk
			-------------------------
			Milton Boniuk


STATE OF TEXAS

COUNTY OF HARRIS

         This instrument was acknowledged before me on December 12, 2022, by Milton Boniuk.


                                              SUSAN E. MOORE
                                             NOTARY ID #167802-7
                                            My Commission Expires
						October 30. 2024

	/s/ Susan E. Moore

	 Notary Public in and for the State of Texas